Exhibit 10(e)

6 Amended as of 7/27/2006

2001 STOCK OPTION PLAN

1. Purpose and Scope of Plan

The purpose of the Plan is to aid 1st Source Corporation (herein called the "Company") and its subsidiaries in securing and retaining key employees of outstanding ability and to motivate such employees to exert their best efforts on behalf of the Company and its subsidiaries. In addition, the Company expects that it will benefit from the added interest which the respective optionees will have in the welfare of the Company as a result of their ownership or increased ownership of the Company's Common Stock. The options which may be granted under the Plan are incentive stock options and nonstatutory stock options. For purposes of the plan, an "incentive stock option" is an option which meets the requirements of Section 422 of the Internal Revenue Code, and a nonstatutory stock option" is an option which is not an "incentive stock option."

2. Stock Subject to the Plan

The total number of shares of Common Stock of the Company that may be optioned under the Plan is 2,000,000, as adjusted after the effective date pursuant to Section 6. The total number of shares that may be granted under the Plan to any employee during any calendar year shall not exceed 150,000 shares, as adjusted. Shares may consist, in whole or in part, of unissued shares or treasury shares. If any shares that have been optioned cease to be subject to option, they may again be optioned under the Plan. During the period that any options granted under the Plan are outstanding, the Company shall reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy all outstanding unexercised options.

3. Administration

The Plan shall be administered by the Executive Compensation Committee of the Board of Directors, herein called the “Committee,” each member of which shall be a “non-employee director” as provided under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and an “outside director” as provided under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee shall have the authority, consistent with the Plan:

(i)	To select the eligible employees to whom options shall be granted under the Plan;

(ii)
To determine the terms and conditions of each option including but not limited to the date of grant, the dates(s) of exercise, the number of shares of Common Stock subject to the option, the exercise price, and the restrictions, if any, to be imposed upon the transfer of shares purchased pursuant to the option;

(iii)	To prescribe the form of all stock option agreements and any other agreement or document which the Committee determines is appropriate in connection with the Plan;

(iv)	To prescribe rules and regulations for the administration of the Plan;

(v)	To construe and interpret any provision of the Plan and any option agreement or other agreement executed in connection with the Plan; and

(vi)	To determine whether the option is an incentive stock option or a nonstatutory stock option.

4. Eligibility

Key employees, including officers or directors of the Company and its subsidiaries who are from time to time responsible for the management, growth and protection of the business of the Company and its subsidiaries, are eligible to be granted options under the Plan. The optionees under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible, and the Committee shall determine in its sole discretion, the number of shares to be covered by the option or options granted to each optionee.

5. Terms and Conditions of Options

All options granted under this Plan shall be subject to the foregoing, and to the following terms and conditions and to such other terms and conditions not inconsistent therewith, as the Committee shall determine.

5.1
The price to be paid for shares of Common Stock upon the exercise of each option shall be determined by the Committee at the time such option is granted, but such price in no event shall be less than the fair market value of the Common Stock on the date on which such option is granted. For purposes of the Plan, "fair market value" shall mean the closing price of a share of Common Stock, as reported by the Nasdaq Stock Market, or by any other exchange upon which the shares may be traded, on the day on which the value is to be determined or if that day is not a stock trading day, then on the last preceding stock trading day. Notwithstanding the foregoing, in the case of an incentive stock option granted to any person who, at the time of grant of such option, owns stock of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company, the option price must be at least 110% of the fair market value of the stock subject to the option and such option by its terms must not be exercisable after the expiration of five years from the date such option is granted.

5.2
Each option shall be exercisable during and over such period ending not later than ten years from the date it was granted, as may be determined by the Committee and stated in the option, except as otherwise required in Paragraph 5.1 above. No incentive stock option shall be granted after February 14, 2011.

5.3
In the case of incentive stock options, the aggregate fair market value (determined as of the date an incentive stock option is granted) of stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company shall not exceed $100,000; provided further, that if the limitation is exceeded, the incentive stock option(s) which cause the limitation to be exceeded shall be treated as nonstatutory stock options.

5.4
Payment for shares purchased pursuant to exercise of an option shall be made either in cash or by check, or by delivery in exchange for such option shares Company shares with a fair market value on the date of exercise equal to the option price, or a combination of both. If Company shares are used, an optionee may tender only shares without legend that such optionee has owned for six months or longer prior to the exercise date of the option. Fair market value for the purpose of this Paragraph 5.4 shall have the same meaning as provided in Paragraph 5.1. No optionee shall have any rights to dividends or other rights of a stockholder with respect to shares subject to an option until such optionee has given written notice of exercise of such option and paid in full for such shares. Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the Optionee or his or her legal representative to remit to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. If required by the Committee, or, pursuant to procedures established by the Committee, an Optionee so elects, shares of Common Stock having an aggregate fair market value, as determined by the Committee, consistent with the requirements of Treas. Reg. § 20.2031-2 sufficient to satisfy the applicable withholding taxes, shall be withheld from the shares otherwise to be received upon the exercise of a non-qualified option. The maximum number of shares that may be withheld by the Company from option shares at the time of an option exercise shall not exceed the number of shares necessary to meet the optionee’s required tax withholding based on the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to the optionee’s supplemental taxable income generated by the exercise.

5.5
The Committee shall, in its sole discretion, provide in an award agreement for the automatic grant of a new option to any optionee who delivers Company shares as full or partial payment of the exercise price of the original option. Any new option granted in such a case shall:

(i)	Be for the same number of shares as the optionee delivered in exercising the original option;

(ii)	Have an exercise price of 100% of the fair market value of the shares on the date of exercise of the original option (the grant date for the new option); and

(iii)	Have a term equal to the remaining term of the original option.

Without limiting the foregoing, the Committee may provide that the new option otherwise issuable pursuant to this provision shall not be issued if certain conditions to be satisfied at the time of exercise of the initial option are not satisfied. Such conditions may include a requirement that the fair market value of the Common Stock at the time of exercise must exceed the exercise price of the original option by a prescribed amount or percentage.

5.6
If an optionee's employment by the Company or a subsidiary terminates by reason of the optionee's retirement, death or permanent and total disability, all of the optionee's outstanding options must thereafter be exercised during the period of twelve months after the date of the optionee's retirement, death or disability, or the stated period of the option, whichever period is shorter. Notwithstanding the foregoing, in the case of an incentive stock option, if an optionee's employment by the Company or a subsidiary terminates solely by reason of the optionee's retirement, all such outstanding options must thereafter be exercised during the period of three months after the date of the optionee's retirement, or the stated period of the option, whichever period is shorter.

5.7
If an optionee's employment by the Company or a subsidiary is terminated by reason other than retirement, death or permanent and total disability, all of the optionee's unexercised outstanding options, unless otherwise provided in an employment agreement, shall become null and void.

5.8
The Committee may require each person purchasing shares pursuant to the option to represent to and agree with the Company in writing that he/she is acquiring the shares without a view to distribution thereof. The certificates for such may include any legend which the Committee deems appropriate to reflect any restrictions on transfers.

5.9
Except as provided in Paragraph 5.10, no option granted pursuant to this Plan shall be transferable otherwise than by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order. The Company shall not be liable to any person for honoring the exercise of the option of a deceased optionee by the person or persons it shall have determined in good faith to have acquired the option. During the lifetime of an optionee, the option shall be exercisable only by the optionee.

5.10
Subject to such rules as the Committee may adopt to preserve the purposes of the Plan, an optionee may transfer a nonstatutory stock option without consideration to the following ("Permitted Transferees"):

(i)
a member of the optionee's immediate family, including only his or her spouse, lineal descendants, and adopted children, the spouse's lineal descendants and adopted children, and the legal representatives of any of those persons who are minors;

(ii)	an irrevocable trust solely for the benefit of the optionee and his or her immediate family;

(iii)	a partnership, limited liability company, or corporate entity whose sole owners of its capital interests are the optionee and his or her immediate family; or

(iv)	a revocable trust with respect to which the optionee, as settlor of the trust, retains the right of revocation or amendment until his or her death.

Such a transfer shall be effective only if the optionee notifies the Committee in advance and in writing of the terms of the transfer and if the Committee determines that the transfer complies with the Plan and any applicable option agreement. Upon transfer, the option shall remain subject to the terms of the Plan and any applicable option agreement, except the Permitted Transferee may not transfer the option otherwise than by will or by the laws of descent and distribution.

6. Changes in Capital

The aggregate number of shares available for options under this Plan, the shares subject to any option, and the option price provided for in the option agreements then outstanding, shall be proportionately adjusted to reflect any change in the number or kind of shares of stock resulting from: (1) a subdivision or consolidation of shares or any other capital adjustment, (2) the payment of a dividend, (3) an increase or decrease in the number of shares of issued stock effected without receipt of consideration by the Company (other than contributions of stock by the Company to any employee benefit plan), or (4) any transaction or occurrence which, in the judgment of the Committee, has a similar effect on the stock. Such an adjustment shall be made in any manner deemed by the Committee to equitably prevent the substantial dissolution or enlargement of the rights granted to, or available for, optionees under the Plan. In the event of a dissolution or liquidation of the Company or a merger, consolidation, sale of all or substantially all of its assets, or other corporate reorganization in which the Company is not the surviving corporation (other than a mere redomestication or similar transaction in which the operations and control are not materially affected), notwithstanding the terms and conditions otherwise set forth in the Plan, all options previously granted and still outstanding shall become exercisable.

The Committee may provide in any option agreement that the option covered thereby shall become immediately exercisable in the event of a Change of Control. A “Change of Control” shall be deemed to have occurred if (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) together with its affiliates, excluding employee benefit plans of the Company, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities and Exchange Act of 1934) of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; or (ii) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. “Continuing Directors” means, as of the date of determination, any member of the Board of Directors of the Company who (a) was a member of such Board of Directors on July 1, 2004 or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or (iii) any event that the Company’s Board of Directors determines should constitute a Change of Control.

7. Use of Proceeds

Proceeds from the sale of stock pursuant to options granted under this Plan shall constitute general funds of the Company.

8. Amendments

The Board of Directors may amend, alter, suspend or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of any optionee under any option theretofore granted, without the optionee's consent, or which, without the approval of the shareholders, would, except as is provided in Paragraph 6 of the Plan:

(i)	Increase the total number of shares reserved for the purposes of the Plan.

(ii)	Change the employees (or class of employees) eligible to receive options under the Plan.

(iii)	Change the class of shares for which options may be granted.

(iv)	Change the provisions of Paragraph 5.1 concerning the exercise price.

(v)	Change the provisions of Paragraph 5.2 concerning the maximum term of the options.

9. Effective Date of the Plan

The effective date of the Plan shall be the date that the Plan is approved by a majority vote of the holders of the total outstanding Common Stock of the Company.

10. Miscellaneous

The term "Board of Directors" as used herein shall mean the Board of Directors of the Company and not a committee thereof.